EXHIBIT 12.1

                     TEXTRON PARENT COMPANY BORROWING GROUP

                COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                  (unaudited)

                           (In millions except ratio)


                                                                Three Months
                                                                   Ended
                                                                  April 2,
                                                                    1994



Fixed charges:

  Interest expense (1)                                            $  53

  Estimated interest portion of rents                                 5



    Total fixed charges                                           $  58






Income:

  Income before income taxes                                      $ 169

  Fixed charges                                                      58

  Eliminate equity  in  undistributed  pre-tax  income  of
    finance and insurance subsidiaries                              (94)



    Adjusted income                                               $ 133






Ratio of income to fixed charges                                   2.29






(1) Includes interest unrelated to borrowings of $10 million (primarily interest accretion).